KPMG
     515 Broadway
     Albany NY 12207

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
CNB Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements, Form S-8 (No. 333-83303) of CNB Bancorp, Inc. and subsidiary, of our report dated February 4, 2000, relating to the consolidated statements of condition of CNB Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of CNB Bancorp, Inc.

/s/ KPMG LLP

March 24, 2000